Exhibit 99.2

Genesis Energy, L.P. Enters into Agreement to Acquire Enterprise Offshore Pipeline and Services Business

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it has entered into a purchase and sale agreement with an affiliate of Enterprise Products Partners L.P. to acquire the offshore pipeline and services business of Enterprise and its affiliates for approximately $1.5 billion. All closing conditions, other than those that are to be satisfied at the closing of the acquisition, have been satisfied or waived. The acquisition is expected to close in July 2015.

The Enterprise offshore business serves some of the most active drilling and development regions in the United States, including deepwater production fields in the Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise offshore business assets include approximately 2,350 miles of offshore crude oil and natural gas pipelines and six offshore hub platforms, including a 36% interest in the Poseidon Oil Pipeline System (Poseidon), a 50% interest in the Southeast Keathley Canyon Oil Pipeline System (SEKCO) and a 50% interest in the Cameron Highway Oil Pipeline System (CHOPS). The Enterprise offshore business assets will complement and substantially expand our existing offshore pipelines segment, which is primarily comprised of our interests in three oil pipelines—Poseidon (28%), SEKCO (50%), and CHOPS (50%). The Enterprise offshore business generates a substantial majority of its cash flow under long-term, fee-based contracts with high-quality customers and no direct exposure to commodity prices.

We expect that the shippers on the crude oil pipelines in the Gulf of Mexico, which are mostly integrated and large independent energy companies, will continue to explore for and develop capital intensive, large-reservoir, and long-lived properties throughout the Gulf of Mexico even in the current lower commodity price environment. We believe that the continued exploration and development in the Gulf of Mexico combined with our increased footprint after the acquisition of the Enterprise offshore business will provide us with additional opportunities to develop organic growth projects in our offshore pipeline segment.

Grant E. Sims, the Chief Executive Officer of Genesis, commented “The acquisition of Enterprise’s offshore business is an exciting growth opportunity for us. These offshore assets will substantially enlarge our portfolio of strategic infrastructure in the Gulf of Mexico, which is one of the most prolific producing regions in the United States. We believe the acquisition will be immediately accretive to our cash available for distribution per common unit and will improve our credit metrics over time, which should accelerate an increase in our credit ratings in the future.”

At closing, Genesis and affiliates of Enterprise will enter into a Transition Services Agreement to ensure the continued reliable, safe and responsible operation of the business until all operations can be prudently assumed by Genesis. Sims continued, “Enterprise has built a world-class team to manage and operate these assets. Since first becoming an owner in CHOPS, then Poseidon and finally SEKCO, we have been incredibly impressed with Enterprise’s offshore team. We look forward to welcoming them to Genesis and providing a seamless transition for them and the customers we serve.”

Citigroup Global Markets Inc. acted as financial advisor to Genesis for the acquisition.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding the closing of the acquisition and the expected benefits of the acquisition. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer